Exhibit 99.1

H

FY2008

Performance Share Program Award Agreement

Name

Hewitt ID

Segment

Location

Congratulations on your selection as a Participant in the Performance Share Program (“Program”) which is governed by the Hewitt Associates, Inc. Amended and Restated Global Stock and Incentive Compensation Plan (the “Plan”). This Award Agreement and the Plan together govern your rights under the Program and set forth all of the conditions and limitations affecting such rights. Terms used in this Award Agreement that are defined in the Plan shall have the meanings ascribed to them in the Plan. If there is any inconsistency between the terms of this Award Agreement and the terms of the Plan, the Plan’s terms shall supersede and replace the conflicting terms of this Award Agreement. For purposes of this Agreement, “Hewitt” means the Company, its Affiliates, and/or its Subsidiaries.

Overview of Your Performance Share Units

1.	Number of Performance Share Units Granted: . [For persons whose compensation may be subject to IRC Section 162(m) add: This grant is subject to stockholder approval of the Amended Global Stock and Incentive Compensation Plan at the Annual meeting of Stock Holders to be held January 30, 2008.]

2.	Date of Grant: December 3, 2007

3.	Performance Cycle. The Performance Cycle commences on October 1, 2007, and ends on September 30, 2008.

4.	Vesting Cycle. The Vesting Cycle commences upon date of grant and vests ratably over three years, ending on September 30, 2010 at which point all units earned shall be fully vested.

5.	Performance Measure(s): The measures used to determine payouts under this program include the following:

(a)	“Pretax Operating Income,”

(b)	“Direct Revenue,”

v

(c)	“Voluntary Turnover,” and

(d)	“Engagement”.

These measures are defined in the FY2008 Operating Plan.

6.	Amount of Award Earned. The amount distributable to the Participant under the Award Agreement shall be equal to the number of Performance Share Units granted in Section 1 multiplied by the Earned Percent of Performance Share Units Awarded, determined in accordance with the following schedule:

7.	Revision of Performance Measures. The Performance Measures set forth in this Award Agreement may be modified by the Committee during, and after the end of, the Performance Cycle to reflect significant events that occur during the Performance Cycle; provided, however, that if the Participant is or will be a Covered Employee for purposes of Code Section 162(m), then such modification can only be undertaken in a manner consistent with the requirements of Section 162(m) and the regulations thereunder.

8.	Settlement of Award. Hewitt shall deliver to you one Share of common stock for each Performance Share Unit earned by you, as determined in accordance with the provisions of Section 6, or, in the alternative at the sole discretion of Hewitt, Hewitt shall deliver to you the cash value of each Performance Share Unit earned by you. Any fractional Shares of common stock for Performance Share Unit payable to you in accordance with this Section shall be rounded up to the nearest whole Share of common stock.

9.	Time of Payment. Except as otherwise provided in this Award Agreement, payment in cash or Shares of common stock, earned pursuant to this Performance Share Program Award Agreement, will be made within two and one-half months (2-1/2) after the end of the Vesting Cycle.

10.	Eligibility for Earned Performance Shares. You will be eligible for payment of earned Performance Shares, as specified in Section 8, only if your employment with Hewitt:

(a)	Continues through the end of the Vesting Cycle;

(b)	Is terminated due to your Death occurring between the end of the Performance Cycle and the End of the Vesting Cycle; or

(c)	Is terminated due to your Disability, pursuant to the standards set forth in the Hewitt Associates, Inc. Long-Term Disability Plan, occurring between the end of the Performance Cycle and the end of the Vesting Cycle.

In the event your employment terminates pursuant to Section 10(b) or 10(c) above, the distribution of any earned Performance Shares will be made within two and one-half (2-1/2) months the calendar year in which your employment terminates. In the event of your death, your beneficiary or estate shall be entitled to the earned Performance Shares to which you otherwise would have been entitled under the same conditions as would have been applicable to you.

11.	Termination of Employment for Other Reasons: In the event that your employment with Hewitt terminates during the Vesting Cycle, for any reason other than those reasons set forth in Paragraphs 10(b) through 10(c), all unvested Units you hold at the time of your employment termination shall be forfeited to the Company.

12.	Nontransferability: During the Vesting Cycle, Performance Share Units awarded pursuant to this Award Agreement may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated (“Transfer”), other than by will or by the laws of descent and distribution, except as provided in the Plan. If any Transfer, whether voluntary or involuntary, of Performance Share Units is made, or if any attachment, execution, garnishment, or lien shall be issued against or placed upon the Performance Shares Units your right to such Performance Share Units shall be immediately forfeited to Hewitt, and this Award Agreement shall lapse.

13.	Change in Control: Notwithstanding anything to the contrary in this Award Agreement, in the event of a Change in Control prior to the end of the Performance Cycle, all units granted under this Award will become 100% earned as if a target level of performance had been achieved as set forth in this Award Agreement and will become fully vested. In the event of a Change in Control after the end of the Performance Cycle and prior to the end of the Vesting Cycle, all units earned under this Award Agreement will become fully vested.

If the Change in Control meets the requirements of Section 409A of the Internal Revenue Code, the units will be settled as provided under Section 8 within 90 days following the Change in Control. In the event the Change in Control does not meet the requirements of Section 409A of the Internal Revenue Code, the units will be settled as provided under Section 8 at such time settlement would have occurred absent such Change in Control.

14.	Requirements of Law: The granting of Performance Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

15.	Inability to Obtain Authorization: The inability of Hewitt to obtain authority from any regulatory body having jurisdiction, which authority is deemed by Hewitt’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve Hewitt of any liability with respect to the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

16.	Tax Withholding: Hewitt shall have the power and the right to deduct or withhold, or require you or your beneficiary to remit to Hewitt, an amount sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Award Agreement.

17.	Share Withholding: With respect to withholding required upon any other taxable event arising as a result of awards granted hereunder, you may elect, subject to the approval of the Board, to satisfy the withholding requirement, in whole or in part, by having Hewitt withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax which could be withheld on the transaction. All such elections shall be irrevocable, made in writing, signed, and shall be subject to any restrictions or limitations that the Board, in its sole discretion, deems appropriate.

18.	Administration: This Award Agreement and your rights hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Board may adopt for administration of the Plan. It is expressly understood that the Board is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Award Agreement, all of which shall be binding upon you, the Participant.

19.	No Right to Future Grants; No Right of Employment or Continued Employment; Extraordinary Item: In accepting the grant, you acknowledge that: (a) the Plan is established voluntarily by Hewitt, it is discretionary in nature and it may be modified, suspended or terminated by Hewitt at any time, as provided in the Plan and this Award Agreement; (b) the grant is voluntary and occasional and does not create any contractual or other right to receive future grants; (c) all decisions with respect to future grants, if any, will be at the sole discretion of Hewitt; (d) your participation in the Plan is voluntary; (e) the grant is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to Hewitt and which is outside the scope of your employment contract, if any; (f) the grant is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (g) in the event that you are an employee of an Affiliate or Subsidiary of the Company, the grant will not be interpreted to form an employment contract or relationship with the Company; and furthermore, the grant will not be interpreted to form an employment contract with the Affiliate or Subsidiary that is your employer; (h) this grant shall not confer upon you any right to continuation of employment by Hewitt, nor shall this grant interfere in any way with Hewitt’s right to terminate your employment at any time; (i) the future value of the underlying Shares is unknown and cannot be predicted with certainty; (j) notwithstanding any terms or conditions of the Plan to the contrary, in the event of involuntary termination of your employment, your right to receive Shares under the Plan, if any, will terminate effective as of the date that you are no longer actively employed and will not be extended by any notice period mandated under any federal, state, provincial, or local law (including but not limited to the Worker Adjustment and Retraining Notification Act).

20.	Amendment to the Plan: The Board may terminate, amend, or modify the Plan; provided, however, that no such termination, amendment, or modification of the Plan may in any way adversely affect your rights under this Award Agreement, without your written approval or cause the settlement of any portion of your award that is considered deferred compensation subject to Section 409A of the IRS Code to be accelerated unless such acceleration does not result in penalties under Section 409A of the IRS Code.

21.	Successor: All obligations of Hewitt under the Plan and this Award Agreement, with respect to the Performance Shares, shall be binding on any successor to Hewitt, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of Hewitt.

22.	Applicable Laws and Consent to Jurisdiction: The validity, construction, interpretation, and enforceability of this Award Agreement shall be determined and governed by the laws of the State of Illinois without giving effect to the principles of conflicts of law. For the purpose of litigating any dispute that arises under this Award Agreement, the parties hereby consent to exclusive jurisdiction and agree that such litigation shall be conducted in the federal or state courts of the State of Illinois.

23.	Severability: The provisions of this Award Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

24.	Effect of Failure to Sign. If you do not sign and return the attached Performance Share Program Award Acknowledgement to Margaret Kuretich, Total Rewards, Lincolnshire by 14 December 2008, then this Award Agreement and the Performance Shares it conveys shall be forfeited, null, and void.

Performance Share Program Award Acknowledgement

Please acknowledge your agreement to participate in the Plan, receive Performance Shares under the FY2008 Performance Share Program Award Agreement, and to abide by all of the governing terms and provisions, by signing the following acknowledgement and agreement and returning it to Margaret Kuretich of Hewitt Associates Total Rewards, Lincolnshire, by 14 December 2008.

Agreement to Participate

By signing this Acknowledgement and returning it to the Margaret Kuretich of Hewitt Associates Total Rewards, Lincolnshire, I acknowledge that I have read the Plan and the FY2008 Performance Share Program Award Agreement dated 3 December 2007, and that I fully understand all of my rights under the Plan and the FY2008 Performance Share Program Award Agreement, as well as all of the terms and conditions which may limit my eligibility to retain or receive the Performance Shares or Shares issued to me pursuant to the Plan and the FY2008 Performance Share Program Award Agreement.

Date	Participant’s Signature

Participant’s Printed Name

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